Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the 1-100 Inpixon Reverse Stock Split that will go effective before the close of the transaction.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Inpixon and Subsidiaries (the “Company” or “Inpixon”) and Legacy XTI (defined below) adjusted to give effect to the reverse Merger and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this Form 8-K.

The historical financial information of Legacy XTI was derived from the unaudited financial statements of XTI Aircraft Company (“Legacy XTI”) as of and for the nine months ended September 30, 2023 and the audited financial statements of Legacy XTI for the year ended December 31, 2022, included elsewhere in the Form 8-K. The historical financial information of Inpixon was derived from the unaudited condensed consolidated financial statements of Inpixon and subsidiaries as of and for the nine months ended September 30, 2023 and the audited consolidated financial statements of Inpixon and subsidiaries for the year ended December 31, 2022. Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of Legacy XTI and Inpixon and its subsidiaries, respectively. This information should be read together with the financial statements of Inpixon and Legacy XTI related notes, the sections titled “Inpixon Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “XTI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included in this Form 8-K, as applicable.

The Merger is anticipated to be accounted for using the acquisition method (as a reverse acquisition), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, Inpixon is treated as the “acquired” company for financial reporting purposes. XTI has been determined to be the accounting acquirer because XTI maintains control of the Board of Directors and management of the combined company, and the preexisting shareholders of XTI will have majority voting rights of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a reverse acquisition), Legacy XTI’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Inpixon will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired, if applicable, will be recognized as goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The valuation of the net assets of Inpixon immediately prior to the merger for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheets of Legacy XTI and Inpixon on a pro forma basis as if the Merger and related transactions had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Merger and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest period presented. Inpixon and XTI had entered into a promissory note agreement prior to the Merger. Therefore, Inpixon’s note receivable and XTI’s note payable were eliminated by transaction accounting adjustment F.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Merger Agreement

On July 24, 2023, XTI entered into the Merger Agreement, by and among XTI, Inpixon, and Superfly Merger Sub, Inc., pursuant to which XTI will combine and merge with Merger Sub, whereupon the separate corporate existence of Merger Sub shall cease, and XTI will be the “combined company”. On or prior to the Closing Date, Inpixon will effectuate a transaction for the divestiture of its Shoom, SAVES, and Game Your Game (“GYG”) lines of business and investment securities, as applicable (the “Solutions Divestiture”) by any lawful means, including a sale to one or more third parties, spin-off, plan of arrangement, merger, reorganization, or any combination of the foregoing. Following the Solutions Divestiture, the Inpixon portion of the combined company will be the Industrial Internet of Things (“IIoT”) business line.

Pursuant to the Merger Agreement, each share of XTI common stock will be converted into the right to receive a number of shares of Inpixon common stock determined by multiplying such share by the Exchange Ratio determined pursuant to the Exchange Ratio Formula as described in more detail in the section titled “The Merger Agreement - Merger Consideration and Exchange Ratio” included in the registration statement filed on November 7, 2023. Additionally, at the Effective Time, each outstanding option and warrant to purchase shares of XTI common stock will be assumed by the combined company and will be converted into an option or warrant, as applicable, to purchase shares of Inpixon common stock, with necessary adjustments to reflect the Exchange Ratio (collectively, the “Assumed Options and Warrants”). Prior to the Effective Time, all outstanding XTI convertible notes will be converted into XTI common stock and will participate in the merger on the same basis as the other shares of XTI common stock, except for a promissory note in the initial principal amount of $125,000 which is due within 30 days of closing of the Merger or in January 2024, whichever occurs first.

Each share of Inpixon capital stock, option and warrant to purchase Inpixon common stock that is outstanding at the Effective Time will remain outstanding in accordance with its terms, and such shares of capital stock, options, and warrants will be unaffected by the Merger.

Following the consummation of the Merger, the holders of the outstanding XTI common stock immediately prior to the closing of the Merger will own approximately 77% of the outstanding capital stock of the combined company and the holders of the outstanding capital stock of Inpixon immediately prior to the closing of the Merger will own approximately 23% of the outstanding capital stock of the combined company.

Prior to the consummation of the Merger, Inpixon intends to issue 9,742 shares of a new series of preferred stock at a stated par value of $1,000, in connection with a holder of the Company’s debt converting $9,741,814 of debt and accrued and unpaid interest into shares of preferred stock. The issuance of the new series of preferred stock is subject to the execution of definitive agreements. See Note O for more details.

Prior to the consummation of the Merger, it is anticipated that XTI will consummate a private placement equity financing of units (each a “Unit”and collectively, the “Units”) consisting of (a) one share of XTI common stock and (b) two warrants to purchase one share of XTI common stock each (“XTI Warrants”) for aggregate gross proceeds of approximately $3,800,000 (the “Proposed Offering”). Based on an assumed unit offering price of approximately $0.34 per unit it is anticipated that 11,299,040 shares of XTI common stock and warrants to purchase 22,458,081 shares of XTI common stock will be issued prior to the consummation of the Merger. The XTI common stock and the XTI Warrants comprising the Proposed Offering will separate upon the Closing and will be issued separately but may only be purchased as a Unit. XTI expects to receive net proceeds of $3,384,000 for the issuance of the common stock and warrants. The issuance of the XTI common stock and XTI Warrants and final terms of the securities to be issued pursuant to the Proposed Offering are subject to the execution of definitive agreements. See Note P for more details.

Prior to the consummation of the Merger, Inpixon may raise additional funds through the issuance of equity securities. Inpixon has previously executed agreements related to an at-the-market (“ATM”) offering and certain warrant financing agreements in place that may be utilized for financing. However, there was no commitment in place at the time these unaudited condensed pro forma financial statements were prepared, and the amount of funds and number of securities issued for additional fundraising is uncertain. Capital raised under these agreements are subject to terms underlying each specific agreement. As such, there is no adjustment included in these pro forma financial statements in relation to the expected future financing events. Inpixon anticipates having a cash and cash equivalents balance of approximately $2,700,000 when the Merger is consummated. See Note I for more details.

Description of the Solutions Divestiture

On October 23, 2023, a Business Combination Agreement (the “Damon Business Combination Agreement”) was entered into by and among Inpixon, Grafiti Holding, Inc., 1444842 B.C. LTD (“Amalco Sub”), and Damon Motors, Inc. (“Damon”), pursuant to which Damon will combine and merge with Amalco Sub, a British Columbia corporation and a wholly-owned subsidiary of Grafiti Holding, Inc., with Damon continuing as the surviving entity and a wholly-owned subsidiary of Grafiti Holding, Inc. (the “Grafiti Holding Transaction”).

Pursuant to the Damon Business Combination Agreement, Inpixon formed a newly wholly owned subsidiary, Grafiti Holding, Inc for the sole purpose of consummation of the Grafiti Holding Transaction. Inpixon contributed the assets and liabilities of Inpixon UK, a wholly owned subsidiary of Inpixon, to the then Inpixon wholly owned subsidiary Grafiti Holding, Inc. in accordance with the separation and distribution agreement. As the Registration Statement for the Damon Business Combination Agreement is not expected to become effective until the first half of 2024, on December 27, 2023 Inpixon transferred the Grafiti common shares to a newly-created liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust (the “Trust”), which holds the Grafiti Holding, Inc. common shares for the benefit of the participating Inpixon securityholders. The Grafiti Holding, Inc. common shares will be held by the Trust until the Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”). Promptly following the effective time of the Registration Statement, the Trust will deliver the Grafiti Holding, Inc. common shares to the participating Inpixon securityholders, as beneficiaries of the Trust, pro rata in accordance with their ownership of shares or underlying shares of Inpixon common stock as of the record date. Amalco Sub,a wholly-owned, direct subsidiary of Grafiti Holding, Inc., will merge with Damon resulting in Damon as the surviving entity post-merger (“Damon Surviving Corporation”). Upon the consummation of the Merger, both Inpixon UK and Damon will be wholly-owned subsidiaries of Grafiti Holding, Inc.. Following the Merger, Grafiti Holding, Inc. shall be known as the “Grafiti Combined Company.” The combined company will be renamed Damon Motors, Inc., and the ticker symbol will be changed to a symbol to be determined concurrent with the closing.

On February 16, 2024, Inpixon entered into an Equity Purchase Agreement to divest the remaining portion of Shoom, SAVES, and GYG that is excluded from the Grafiti Holding Transaction. The Equity Purchase Agreement, by and among Inpixon (“Seller”), Grafiti LLC, and Nadir Ali (“Buyer”), is structured so that Buyer will purchase from Seller 100% of the equity interest in Grafiti LLC for a minimum purchase price of $1,000,000 paid in two annual cash installments of $500,000 due within 60 days after December 31, 2024 and 2025. The purchase price and annual cash installment payments will be (i) increased for 50% of net income after taxes, if any, from the operations of Grafiti LLC for the years ended December 31, 2024 and 2025; (ii) decreased for the amount of transaction expenses assumed; (iii) increased or decreased by the amount working capital of Grafiti LLC on the closing balance sheet is greater or less than $1,000,000. The Company notes that the estimated purchase price as of the date of this filing was approximately $1,000,000.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(in thousands, except share and per share amounts)

	INPX (Historical)	Pro Forma Adjustments for Divestiture of Grafiti Holdings Inc.	Pro Forma Adjustments for Sale of Grafiti LLC	Pro Forma Adjustments for Subsequent Inpixon Transactions		INPX Pro Forma As Adjusted	XTI (Historical)	Subsequent Financing Transactions of XTI		Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Autonomous Adjustments	Pro Forma Combined
		Note 1	Note 2
ASSETS
Current assets:
Cash and cash equivalents	$13,489	$(348)	$(811)	$2,356	B	$11,686	$236	$3,384	P	$(4,905)	G	$—		$—	$8,678
				(3,000)	C					—	J
										(1,723)	G
Accounts receivable, net of allowances	1,560	(46)	(886)	—		628	—	—		—		—		—	628
Notes and other receivables	2,210	—	(118)	3,000	C	6,092	—	—		(2,415)	F	—		—	4,027
			1,000							350	F
Inventory	3,355	—	(1,353)	—		2,002	—	—		—		—		—	2,002
Prepaid expenses and other current assets	1,949	(2)	(250)	—		1,697	13	—		—		—		—	1,710
Total current assets	22,563	(396)	(2,418)	2,356		22,105	249	3,384		(8,693)		—		—	17,045

Property and equipment, net	1,013	—	(717)	—		296	15	—		—		—		—	311
Operating lease right-of-use asset, net	376	—	(10)	—		366	—	—		—		—		—	366
Software development costs, net	988	—	(605)	—		383	—	—		(383)	I	—		—	—
Investments in equity securities	189	—	(189)	—		—	—	—		—		—		—	—
Long-term investments	50	—	(50)	—		—	—	—		—		—		—	—
Intangible assets, net	2,304	—	—	—		2,304	259	—		1,256	I	—		—	3,819
Goodwill	—	—	—	—		—	—	—		696	I	—		—	696
Other assets	164	—	(23)	—		141	—	—		—		—		—	141
Total Assets	$27,647	$(396)	$(4,012)	$2,356		$25,595	$523	3,384		$(7,124)		$—		$—	$22,378

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,920	$(1)	(921)	$—		$998	$2,372	—		$(1,673)	G	$(1,085)	O	$—	$612
Accrued liabilities	3,569	(65)	(835)	(707)	A	1,962	1,344		D	—	F	—		—	1,239
										(608)	G
										(1,150)	G
										(50)	G
										—	J
										(259)	L
Related party payables	—	—	—	—		—	430	—		(335)	N	—		—	95
Accrued interest	—	—	—	—		—	871	(72)	D	(502)	J	—		—	270
										(27)	F
Customer deposits	—	—	—	—		—	1,350	—		—		—		—	1,350
Convertible and promissory notes - related party, net of unamortized discounts of $4,495 as of September 30, 2023	—	—	—	—		—	1,768	72	D	(1,079)	E	—		—	125
										(636)	J
Promissory note - 2023	—	—	—	—		—	2,038	—		(2,388)	F	—		—	—
										350	F
Warrant liability	1,410	—	—	(491)	B	919	460	—		—		—		—	1,379
Xeriant obligation	—	—	—	—		—	5,583	—		(5,583)	K	—		—	—
Operating lease obligation, current	198	—	(7)	—		191	—	—		—		—		—	191
Deferred revenue	1,315	(100)	(682)	—		533	—	—		—		—		—	533
Short-term debt	11,165	—	—	(1,861)	A	9,304	—	—		556	I	(8,657)	O	—	—
										(1,203)	L
Total current liabilities	19,577	(166)	(2,445)	(3,059)		13,907	16,216	—		(14,587)		(9,742)		—	5,794
Operating lease obligation, noncurrent	188	—	(4)	—		184	—	—		—		—		—	184
SBA loan	—	—	—	—		—	65	—		—		—		—	65
Convertible and promissory notes - related party, net of unamortized discounts and loan costs of $1,446,736 as of September 30, 2023	—	—	—	—		—	4,165	—		(4,165)	J	—		—	—
Total Liabilities	19,765	(166)	(2,449)	(3,059)		14,091	20,446	—		(18,752)		(9,742)		—	6,043

Stockholders' Equity (Deficit)
Series 4 Convertible Preferred Stock	—	—	—	—		—	—	—		—		—		—	—
Series 5 Convertible Preferred Stock	—	—	—	—		—	—	—		—		—		—	—
Series 9 Nonconvertible Preferred Stock	—	—	—	—		—	—	—		—		9,742	O	—	9,742

Common Stock	112	—	—	33	A	194	35	—		39	H	—		—	16
				49	B			—		580	I
				—						(838)	M
										1	E
										5	J
Additional paid-in capital	358,692	(230)	—	—		367,156	21,796	3,384	P	1,078	E	—		—	49,280
				6,159	B					1,561	H
				2,535	A					(360,361)	I
										5,298	J
										5,583	K
										1,462	L
										1,150	G
										838	M
										335	N
Treasury stock	(695)	—	—	—		(695)	—	—		695	I	—		—	—
Accumulated other comprehensive (loss) income	41	—	—	—		41	—	—		(41)	I	—		—	—
Accumulated deficit	(347,971)	—	(3,860)	(3,361)	B	(355,192)	(41,754)	—		(4,297)	G	—		—	(42,703)
										(1,600)	H
										360,140	I
Stockholders' Equity Attributable to Inpixon	10,179	(230)	(3,860)	5,415		11,504	(19,923)	3,384		11,628		9,742		—	16,335

Non-controlling Interest	(2,297)	—	2,297	—		—	—	—		—		—		—	—

Total stockholders' equity (deficit)	7,882	(230)	(1,563)	5,415		11,504	(19,923)	3,384		11,628		9,742		—	16,335
Total Liabilities and Stockholder's Equity	$27,647	$(396)	$(4,012)	$2,356		$25,595	$523	$3,384		$(7,124)		$—		$—	$22,378

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except share and per share amounts)

	INPX (Historical)	Pro Forma Adjustments for Divestiture of Grafiti Holdings Inc.	Pro Forma Adjustments for Sale of Grafiti LLC	Pro Forma Adjustments for Subsequent Inpixon Transactions	Spin-Off of CXApp	INPX Pro Forma As Adjusted	XTI (Historical)	Subsequent Financing Transactions of XTI	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined
		Note 1	Note 2		Note 3
Revenues	$7,177	$(327)	(3,364)	$—	$—	$3,486	$—	—	$—		$—		$—		$3,486
Cost of revenues	1,632	(129)	(385)	—	—	1,118	—	—	—		—		—		1,118
Gross profit	5,545	(198)	(2,979)	—	—	2,368	—	—	—		—		—		2,368

Operating expenses:
Research and development	6,380	—	(2,838)	—	—	3,542	1,320	—	—		—		—		4,862
Sales and marketing	3,506	(132)	(1,412)	—	—	1,962	487	—	—		—		—		2,449
General and administrative	13,596	(71)	(1,148)	—	—	12,377	5,906	—	—		—		(1,305)	AA	16,978
Acquisition-related costs	2,343	—	—	—	—	2,343	—	—	—		—		(785)	BB	1,558
Transaction costs	2,970	—	—	—	—	2,970	—	—	—		—		(2,970)	BB	—
Amortization of intangibles	671	—	—	—	—	671	—	—	(276)	DD	—		—		395
Total operating expenses	29,466	(203)	(5,398)	—	—	23,865	7,713	—	(276)		—		(5,060)		26,242
Loss from operations	(23,921)	5	2,419	—	—	(21,497)	(7,713)	—	276		—		5,060		(23,874)

Other income (expense):
Interest income (expense), net	(4,300)	—	236	—	—	(4,064)	(806)	—	373	HH	—		—		(3,316)
									1,181	II
Interest (expense) - discount accretion	—	—	—	—	—	—	—	—	—		—		—		—
Loan cost amortization	—	—	—	—	—	—	(66)	—	—		—		—		(66)
Change in value of Xeriant obligation	—	—	—	—	—	—	(196)	—	196	FF	—		—		—
Change in value of warrant liability	—	—	—	—	—	—	(126)	—	—		—				(126)
Other (expense) income	1,169	—	—	—	—	1,169	—	—	—		(1,262)	MM	—		(93)
Unrealized gain/(loss) on equity securities	5,733	—	—	—	—	5,733	—	—	—		(5,733)	MM	—		—
Realized loss on equity securities	(6,692)	—	—	—	—	(6,692)	—	—	—		6,692	MM	—		—
Total other income (expense)	(4,090)	—	236	—	—	(3,854)	(1,194)	—	1,750		(303)		—		(3,601)

Net Loss from continuing operations, before tax	(28,011)	5	2,655	—	—	(25,351)	(8,907)	—	2,026		(303)		5,060		(27,475)
Income tax provision	(2,488)	—	—	—	2,589	101	—	—	—		—		—		101
Net Loss from continuing operations	(30,499)	5	2,655	—	2,589	(25,250)	(8,907)	—	2,026		(303)		5,060		(27,374)
Loss from discontinued operations, net of tax	(4,856)	—	0	—	4,856	—	—	—	—		—		—		—
Net Loss	(35,355)	5	2,655	—	7,445	(25,250)	(8,907)	—	2,026		(303)		5,060		(27,374)
Net Loss Attributable to Non-controlling Interest	(1,131)	—	1,131	—	—	—	—	—	—		—		—		—
Net Loss Attributable to Stockholders	(34,224)	5	1,524	—	7,445	(25,250)	(8,907)	—	2,026		(303)		5,060		(27,374)
Preferred Dividends	—	—	—	—	—	—	—	—	—		(1,023)	LL	—		(1,023)
Net Loss Attributable to Common Stockholders	$(34,224)	$5	$1,524	$—	$7,445	$(25,250)	$(8,907)	$—	$2,026		$(1,326)		$5,060		$(28,397)

Net Loss Per Share - Basic and Diluted
Continuing Operations	$(0.82)														$(3.35)
Discontinued Operations	$(0.14)														$—
Net Loss Per Share - Basic and Dilutive	$(0.95)														$(3.35)

Weighted Average Shares Outstanding
Basic and Diluted	35,845,916														8,475,135

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

	INPX (Historical)	Pro Forma Adjustments for Divestiture of Grafiti Holdings Inc.	Pro Forma Adjustments for Sale of Grafiti LLC	Pro Forma Adjustments for Subsequent Inpixon Transactions		Spin-Off of CXApp	INPX Pro Forma As Adjusted	XTI (Historical)	Subsequent Financing Transactions of XTI	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined
		Note 1	Note 2			Note 3
Revenues	$10,948	$(406)	$(4,433)	$—		$—	$6,109	$—	$—	$—		$—		$—		$6,109
Cost of revenues	3,425	(40)	(1,265)	$—		—	2,120	—	—	—		—		—		2,120
Gross profit	7,523	(366)	(3,168)	—		—	3,989	—	—	—		—		—		3,989

Operating expenses:
Research and development	8,338	—	(3,854)	—		—	4,484	2,964	—	—		—		—		7,448
Sales and marketing	3,876	(203)	(1,459)	—		—	2,214	729	—	—		—		—		2,943
General and administrative	15,520	(154)	(1,312)	—		—	14,054	10,669	—	—		—		(1,169)	AA	23,554
Acquisition-related costs	410	—	—	—		—	410	—	—	5,897	EE	—		(254)	BB	6,053
Impairment of goodwill	6,659	—	(5,476)	—		—	1,183	—	—	—		—		(1,183)	CC	—
Amortization of intangibles	1,526	—	(639)	—		—	887	—	—	(362)	DD	—		—		525
Total operating expenses	36,329	(357)	(12,740)	—		—	23,232	14,362	—	5,535		—		(2,606)		40,523
Loss from operations	(28,806)	(9)	9,572	—		—	(19,243)	(14,362)	—	(5,535)		—		2,606		(36,534)

Other income (expense):
Interest income (expense), net	(677)	—	77	360	GG	—	(240)	(790)	—	466	HH	—		—		(212)
										352	II
Loan cost amortization	—	—	—	—		—	—	(88)	—	—		—		—		(88)
Income from stock option forfeitures	—	—	—	—		—	—	14,470	—	—		—		—		14,470
Change in value of warrant liability	—	—	—	—		—	—	12	—	—		—		—		12
Change in value of Xeriant obligation	—	—	—	—		—	—	331	—	(331)	FF	—		—		—
Other expense, net	693	(8)	(63)	—		—	622	—	—	—		—		—		622
Unrealized loss on equity method investment	(1,784)	—	—	—		—	(1,784)		—	—		1,784	MM	—		—
Unrealized gain/(loss) on equity securities	(7,904)	—	—	—		—	(7,904)	—	—	—		7,904	MM	—		—
Warrant inducement expense	—	—	—	(3,361)	KK	—	(3,361)	—	—	—		—		—		(3,361)
Total other income (expense)	(9,672)	(8)	14	(3,001)		—	(12,667)	13,935	—	487		9,688		—		11,443

Net Loss from continuing operations, before tax	(38,478)	(17)	9,586	(3,001)		—	(38,495)	(427)	—	(5,048)		9,688		2,606		(25,091)
Income tax provision	249	(2)	39	—		—	286	—	—	—		—		—		286
Net Loss from continuing operations	(38,229)	(19)	9,625	(3,001)		—	(38,209)	(427)	—	(5,048)		9,688		2,606		(24,805)
Loss from discontinued operations, net of tax	(28,075)	—	—	—		28,075	—	—	—	(3,860)	JJ	—		—		(3,860)
Net Loss	(66,304)	(19)	9,625	(3,001)		28,075	(38,209)	(427)	—	(8,908)		9,688		2,606		(28,665)
Net Loss Attributable to Non-controlling Interest	(2,910)	—	2,910	—		—	—	—	—	—		—		—		—
Net Loss Attributable to Stockholders	(63,394)	(19)	6,715	(3,001)		28,075	(38,209)	(427)	—	(8,908)		9,688		2,606		(28,665)
Accretion of Series 7 Preferred Stock	(4,555)	—	—			—	(4,555)	—		—		—		—		(4,555)
Accretion of Series 8 Preferred Stock	(13,090)	—	—			—	(13,090)	—		—		—		—		(13,090)
Deemed dividend for the modification related to Series 8 Preferred Stock	(2,627)	—	—			—	(2,627)	—		—		—		—		(2,627)
Deemed contribution for the modification related to Warrants issued in connection with Series 8 Preferred Stock	1,469	—	—			—	1,469	—		—		—		—		1,469
Amortization premium - modification related to Series 8 Preferred Stock	2,627	—	—			—	2,627	—		—		—		—		2,627
Preferred Stock Dividend	$—	$—	$—	$—		$—	—	—	$—	$—		$(974	)LL	$—		$(974)
Net Loss Attributable to Common Stockholders	$(79,570)	$(19)	$6,715	$(3,001)		$28,075	(54,385)	(427)	$—	$(8,908)		$8,714		$2,606		$(45,815)

Net Loss Per Share - Basic and Diluted
Continuing Operations	$(22.08)															$(4.95)
Discontinued Operations	$(12.04)															$(0.46)
Net Loss Per Share - Basic and Dilutive	$(34.12)															$(5.41)

Weighted Average Shares Outstanding
Basic and Diluted	2,332,041															8,475,135

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of XTI and Inpixon and subsidiaries.

Unaudited Pro Forma Condensed Combined Balance Sheet

Note 1: Derived from the net assets as of September 30, 2023 of Shoom, SAVES, and Game Your Game that will be divested with Grafiti Holdings Inc. in tandem with the Merger.

Note 2: Derived from the net assets as of September 30, 2023 of Shoom, SAVES, and Game Your Game that will be divested with Grafiti LLC in tandem with the Merger, along with the inclusion of a $1,000,000 receivable which represents the estimated sale price of the divestiture.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2023

Note 1: Derived from the statement of operations of Shoom, SAVES, and Game Your Game related to the divestiture of Grafiti Holdings Inc. for the nine months ended September 30, 2023.

Note 2: Derived from the statement of operations of Shoom, SAVES, and Game Your Game and other related operation activity associated assets related to the sale of Grafiti LLC for the nine months ended September 30, 2023.

Note 3: To remove discontinued operations related to the CXApp spin-off which was completed in March 2023. Derived from the unaudited condensed consolidated statement of operations of Inpixon and its subsidiaries for the nine months ended September 30, 2023, as presented in the Company’s quarterly 10-Q filing. Further adjusted for related impact on deferred taxes as a direct result of the CXApp spin-off.

For the Year Ended December 31, 2022

Note 1: Derived from the statement of operations of Shoom, SAVES, and Game Your Game related to the divestiture of Grafiti Holdings Inc. for the year ended December 31, 2022.

Note 2: Derived from the statement of operations of Shoom, SAVES, and Game Your Game and other related operation activity and associated assets related to the sale of Grafiti, LLC for the year ended December 31, 2022.

Note 3: To remove discontinued operations related to the CXApp spin-off which was completed in March 2023.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Legacy XTI. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Estimated Purchase Price Consideration

Estimated purchase price of approximately $20,375,000 related to the Merger is comprised of the following components (in thousands):

Fair value of Common Stock	$9,715
Fair value of Warrants	919
Fair value of Preferred Stock	9,742
Total Equity Consideration	$20,375

The fair value of common stock of approximately $9,715,000 included in the total equity consideration is based on Inpixon’s closing share price of $5.00 on February 15, 2024 (which reflects the 1 to 100 reverse stock split which will go effective before the closing of the transaction). The fair value of common stock included in the estimated purchase price will change based on fluctuations in the share price of Inpixon’s common stock and the number of equity instruments held by preexisting shareholders of Inpixon on the closing date.

The Merger will be considered a reverse acquisition. As such, the acquisition-date fair value of the consideration transferred is calculated based on the number of equity interests held by Inpixon’s preexisting shareholders and retained post-combination. The Company determined the estimated fair value of common stock included in consideration to be calculated based on the Inpixon’s common stock outstanding of 1,942,983 multiplied by the price of Inpixon’s common stock on February 15, 2024. The Company determined the stock price of Inpixon will be utilized in determining fair value as it is more reliably measurable than the value of the Legacy XTI’s (accounting acquirer) equity interests given it is not a publicly traded entity prior to the Merger.

The fair value of warrants of approximately $919,000 included in the total equity consideration represents 918,689 warrants outstanding by the Company. The fair value of the warrants was determined using level 3 inputs utilizing a Monte-Carlo simulation. The Company determined the fair value of the 918,689 warrants outstanding approximates its redemption value of $1.00 per warrant.

The fair value of preferred stock of approximately $9,741,814 included in the total equity consideration represents 9,742 shares of a new series of Preferred Stock that is proposed to be issued and outstanding by the Company upon the consummation of the Merger at a stated value of $1,000 and fair value of $1,000 per share. The fair value of the preferred stock was determined using level 3 inputs utilizing a Monte-Carlo simulation.

The fair value of certain consideration related to additional warrants to purchase Inpixon common stock outstanding immediately prior to the consummation of the Merger and equity incentive awards which will remain outstanding with the combined company were not deemed to be significant and were not included in the purchase price consideration for pro forma purposes.

The fair value of common stock included in the estimated purchase price will depend on the market price of Inpixon’s common stock when the Merger is consummated. The Company believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	Company’s share price	Fair Value of Common Stock Included in Consideration (in thousands)	Total Equity Consideration (in thousands)
As presented	$5.00	$9,715	$20,376
10% increase	$5.50	$10,686	$21,347
10% decrease	$4.50	$8,743	$19,404

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and related transactions and has been prepared for informational purposes only. The Company has elected not to present management adjustments and will only be presenting transaction accounting adjustments and autonomous entity adjustments in the unaudited pro forma condensed combined financial information. The autonomous entity adjustments are management estimates to reflect costs of the IIoT business line being a standalone entity.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of the combined company Common Stock outstanding, assuming the Merger and related transactions occurred on January 1, 2022.

Pro Forma Adjustments for Subsequent Inpixon Equity Transactions

The pro forma adjustments for subsequent Inpixon equity transactions represent significant transactions completed by the Company subsequent to September 30, 2023 are as follows:

A.	To account for the issuance of 334,750 shares of common stock issued by Inpixon at various dates between October 1, 2023 to February 14, 2024 related to the conversion of debt and interest of approximately $2,568,000.

B.	To account for the proceeds for the exercise of warrants with net proceeds of $2,356,000 inclusive of placement agent fees of $163,000. The exercise of the liability classified warrants resulted in a decrease in the warrant liability of approximately $491,000. In connection with the warrant exercise, the Company recorded a warrant inducement expense of $3,361,000. The warrants were exercised in conjunction with the issuance of new warrants, per the Inducement Agreement entered into on December 15, 2023. The new warrants issued as part of the warrant inducement were determined to equity classified

C.	To account for the purchase of a convertible note and warrants from Damon on October 23, 2023 in an aggregate principal amount of $3,000,000 for a purchase price of $3,000,000. The full principal balance and interest on the convertible note will automatically convert into common shares of Damon upon the public listing of Damon.

Pro Forma Adjustments for Subsequent XTI Financing Transactions

The pro forma adjustments for subsequent XTI financing transactions represent significant transactions completed by XTI subsequent to September 30, 2023 are as follows:

D.	To reflect the modification of the outstanding Brody 2021 Promissory Note with a new principal balance of $1,079,000. The difference between the original Brody 2021 Promissory Note principal balance and the new Brody 2021 Promissory Note principal balance is $72,000, which was the accrued interest of the Brody 2021 Promissory Note.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

E.	To settle XTI’s obligation related to Brody’s 2021 Promissory Note with a principal balance of $1,079,000 as of September 30, 2023, which is expected to be settled at the closing of the Merger, provided, however, that up to $500,000 of the outstanding balance of such note will be converted only to the extent necessary to satisfy applicable Nasdaq initial listing requirements. Assuming full conversion upon closing of the Merger, the principal will be settled through issuance of 1,079,000 common shares of XTI at fair value of $1,079,000.

F.	To account for the November 13, 2023 amendment of the promissory note entered into between Inpixon and Legacy XTI, which provided for an additional $700,000 in future loans. On November 14, 2023, Inpixon advanced an additional $350,000 to Legacy XTI. The adjustment also eliminates the principal balance of the promissory note of $2,388,000, inclusive of the additional $350,000 advanced in November 2023, and associated accrued interest of approximately $27,000. The total amount of $2,415,000 will be accounted for as an intercompany transaction and eliminated upon consolidation of the combined company. Interest income is reflected net of interest expense on the Unaudited Pro Forma Condensed Combined Statement of Operations, and no pro forma adjustment is required.

G.	Represents estimated non-recurring transaction costs of approximately $4,297,000 that are expected to be incurred subsequent to September 30, 2023. The estimated transaction costs include advisory, banking, printing, legal and accounting fees, and employee incentive amounts incurred in connection with the Merger. Total estimated transaction costs expected to be incurred by Inpixon and Legacy XTI in connection with the Merger are estimated to be $4,905,000 and $4,799,200, respectively. As of September 30, 2023, $4,407,000 of the total combined estimated costs of $9,704,200 were accrued by Legacy XTI and Inpixon and were not included in the pro forma adjustment. As such, the pro forma adjustment related to Legacy XTI represents accrued transaction costs of $949,200. Inpixon estimated transaction costs to be incurred subsequent to September 30, 2023 are expected to be paid in cash at the close of the Merger. Therefore, $4,905,000 is reflected as a pro forma adjustment to cash. Legacy XTI transaction costs expected to be paid at the close of the Merger in cash total $1,723,000. Legacy XTI transaction costs expected to be settled at the close of the Merger in equity total $1,150,000.

H.	Represents the anticipated issuance of common stock to Maxim Group, LLC as payment for its services associated with the Merger, which have a fair value of approximately $1,600,000.

I.	Represents adjustments for the estimated preliminary purchase price allocation for the Merger. The preliminary calculation of total consideration is presented below as if the Merger was consummated on September 30, 2023:

Fair Value (in thousands)
Equity consideration(1)	$20,375
Total consideration	$20,375

Assets acquired:
Cash and cash equivalents	$2,704
Accounts receivable	628
Notes and other receivables	2,092
Inventory	2,003
Prepaid assets and other current assets	1,696
Property and equipment	295
Other assets	507
Tradename & trademarks	722
Proprietary technology	2,409
Customer relationships	470
In-process research and development	348
Goodwill	10,907
Total assets acquired	24,781

Liabilities assumed:
Accounts payable	995
Accrued liabilities	1,583
Operating lease obligation	376
Deferred revenue	533
Warrant liability	919
Short term debt	—
Total liabilities assumed	4,406
Estimated fair value of net assets acquired	$20,375

(1)	See Note 3

The above purchase price allocation does not give effect to certain pro forma adjustments that were included in the unaudited pro forma condensed combined financial statements that would ultimately impact the purchase price allocation. For any proforma adjustments that were not captured within the closing balance sheet at the time the purchase price allocation was performed, an adjustment was made to goodwill and intangible assets. The impacts of these adjustments decreased goodwill by approximately $10,211,000 and intangible assets by approximately $389,000 on the pro forma balance sheet.

Approximately $696,000 has been allocated to goodwill pursuant to the preliminary purchase price allocation. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized.

Below is a summary of intangible assets identified and acquired in connection with the Merger based on the preliminary purchase price allocation and the resulting adjustments to recognize the step-up in basis:

Identified Intangible Assets (in thousands)	Fair Value	Fair Value Adjustment	Useful Life (Years)
Tradename & trademarks	$651	$551	5.00
Proprietary technology	2,172	778	7.00
Customer relationships	423	(347)	5.00
In-process research and development	314	314	Indefinite
IP Agreement	—	(40)	N/A
Total	$3,560	$1,256

An adjustment of $556,000 was also included to record the assumed debt at fair value, which is due within one year.

This adjustment also eliminates the pro forma historical equity of Inpixon of approximately $19,327,000 in accordance with the acquisition accounting at closing. This adjustment also reflects the incremental issuance of 6,183,920 shares of the combined company Common Stock, which represents total of 6,532,152 shares of the combined company Common Stock to preexisting XTI shareholders less 348,232 shares outstanding of Legacy XTI that were cancelled and replaced. Additionally, this adjustment accounts for the merger consideration in excess of common stock at closing as additional paid-in capital.

J.	Represents the anticipated conversion of XTI’s convertible notes and promissory notes and associated accrued interest to equity in the form of 5,262,000 shares of common stock with a fair value of approximately $5,303,000 at the date of the Merger. The pro forma adjustment reduces the principal balance and accrued interest balance in the amount of $4,801,000 and $502,000, respectively. The only debt expected to remain outstanding is a promissory note that had a principal and accrued interest balance of $125,000 and $4,000, respectively, as of September 30, 2023 will also remain outstanding. The promissory note is due within 30 days of closing of the Merger or in January 2024, whichever occurs first.

K.	Represents the conversion of XTI’s Xeriant liability to equity of approximately $5,583,000 on the consummation of the Merger. XTI entered into a joint venture agreement with Xeriant Inc., in which XTI and Xeriant reached an agreement to settle the liability through the issuance of equity.

L.	Represents the conversion of Inpixon’s short term debt to equity related to the Solutions Divestiture of approximately $1,203,000 in principal and $259,000 of accrued interest, for a total of $1,462,000, completed during the fourth quarter of 2023.

M.	Represents the impact of Inpixon’s 1-to-100 reverse stock split that was approved by Inpixon’s board of directors and the shareholders and will go effective before the closing of the transaction.

N.	Represents the relinquishment of an XTI related party payable of $335,000 that is to be forgiven upon the closing of the transaction.

Other Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

O.

Represents the issuance of 9,742 shares of a new series of Preferred Stock at stated par value of $1,000 that is proposed to be issued and outstanding upon the consummation of the Merger. In connection with the closing of the transaction a certain holder of the Company’s debt is expected to convert $9,742,000 of debt and accrued and unpaid interest into shares of Preferred Stock. Based on the analysis of the proposed terms of the preferred stock, the preferred stock is expected to be equity. The final accounting for the issuance of the preferred stock is subject to the execution of definitive agreements and is still under evaluation and may be subject to change.

P.

Represents the issuance of units consisting of 11,299,040 shares of XTI common stock and 22,458,081 XTI warrants in connection with the Proposed Offering. In connection with the closing of the Proposed Offering, the Company is expected to receive funds of $3,384,000 for the issuance of common stock and warrants, which is net of transaction costs. Based on the analysis of the proposed terms of the warrants, the warrants are expected to be equity. The final accounting for the issuance of the warrants is subject to the execution of definitive agreements and is therefore still under evaluation and may be subject to change.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The autonomous entity adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 are as follows:

AA.	Represents the removal of contractual costs related to Inpixon’s CEO, CFO, and internal legal counsel costs for the nine months ended September 30, 2023 and the year ended December 31, 2022 of approximately $1,305,000 and $1,169,000, respectively, as these costs will not be incurred by the combined company.

BB.	Represents adjustment to remove $2,970,000 in expenses that were incurred for the nine months ended September 30, 2023 regarding the CXApp spin-off which was completed in March 2023. In addition, represents adjustment to remove expense related to other non-operational transactions of $254,000 and $785,000 for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.

CC.	Represents adjustment to remove goodwill impairment that was incurred for the year ended December 31, 2022 of approximately $1,183,000, as goodwill is reassessed at the date of the transaction. The unaudited proforma statement of operations reflects the transaction as if it had occurred on January 1, 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 are as follows:

DD.	Represents incremental adjustments to intangible asset amortization for the step-up in basis of intangible assets subject to amortization acquired in connection with the Merger assuming the Merger occurred on January 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the amortization expense for each period presented:

			Amortization for Period
Identified Intangible Assets (in thousands)	Fair Value	Years of Amortization	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Tradename & trademarks	$651	5.00	$98	$130
Proprietary technology	2,172	7.00	233	310
Customer relationships	423	5.00	63	85
In-process research and development	314	Indefinite	—	—
Total amortization expense			$394	$525

EE.	Reflects the estimated transaction costs of approximately $11,304,000 to be expensed as if incurred on January 1, 2022, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. Below represents a summary of the transaction costs associated with the Merger (in thousands).

Third party fees (legal, accounting, investment, etc.)	$2,998
Chardan banker fees - paid in stock	1,000
Bonuses/incentives in connection with Merger	801
Estimated Legacy XTI transaction costs	4,799

Third party fees (legal, accounting, investment, etc.)	2,609
Severance packages in connection with Merger	2,296
Estimated Inpixon transaction costs	4,905
Maxim Group, LLC banker fees -paid in stock	1,600
Total Estimated Transaction Costs	$11,304

Of the amounts above approximately, $4,407,000 had previously been expensed. As such, $6,897,000 was expensed on the statement of operations. See Note G and H for pro forma adjustments related to accounting of additional transaction costs expected to be incurred subsequent to September 30, 2023 on the Balance Sheet.

FF.	Represents adjustment to remove the change in fair value related to Legacy XTI’s JV obligation which is to be converted into equity at the time of the Merger. The Change in fair value for the nine months ended September 30, 2023 represented a gain of $196,000. The change in fair value for the year ended December 31, 2022 represented a loss of $331,000.

GG.	Represents adjustment to record interest income of $360,000 for the year ended December 31, 2022 regarding the convertible note from Damon outlined in Note D, which has an interest rate of 12% per annum. The note has a term of one year and as such did not include interest income for the nine months ended September 30, 2023 as a pro forma adjustment.

HH.	Represents adjustment to remove interest expense of $373,000 and $466,000 related to XTI’s convertible notes to be converted at the closing of the Merger, outlined in Note J, for the nine months ended September 30, 2023 and for the year ended December 31, 2022, respectively. The interest expense would not be incurred as a result of the conversion on consummation of the Merger.

II.	Represents adjustments to remove interest expense of $1,181,000 and $352,000 related to Inpixon’s conversion of debt, outlined in Note A and Note N, for the nine months ended September 30, 2023 and for the year ended December 31, 2022, respectively.

JJ.

Represents adjustment to include the $3,860,000 loss for the sale of Grafiti LLC outlined in the Description of the Solutions Divestiture section above for the year ended December 31, 2022. Grafiti LLC has net book value of approximately $2,563,000 as of September 30, 2023, in which the Company had an investment of approximately $4,860,000. The Company is to receive approximately $1,000,000 for their ownership interest in Grafiti LLC, resulting in a loss of approximately $3,860,000.

KK.	Represents adjustment to include warrant inducement expense of $3,361,000 in connection with the exercise of warrants outlined in Note B.

LL.	Represents adjustments to record preferred dividends and preferred returns of $1,023,000 and $974,000 related to the anticipated issuance of a new series of Preferred Stock as outlined in Note N for the nine months ended September 30, 2023 and for the year ended December 31, 2022, respectively. The terms of the new series of Preferred Stock are anticipated to require quarterly dividends beginning on the one year anniversary of the issuance date of the preferred stock, and will be payable on a quarterly basis. The proposed quarterly dividend rate is 1% per quarter and will increase to 3% per quarter on the second year anniversary of the issuance date. The new series of Preferred Stock is also anticipated to require a preferred return on the stated value at the rate of 10% per year, and shall be payable on a quarterly basis.

MM.	Represents adjustments of $9,688,000 and $303,000 to remove unrealized and realized gains and losses associated with investments in equity securities that are to be divested with the Grafiti LLC divestiture.

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Merger and the related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger and related transactions have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the nine months ended September 30, 2023 and for the year ended December 31, 2022 (in thousands, except share and per share data):

	Nine Months Ended September 30, 2023 (1)	Year Ended December 31, 2022 (1)
	Common Stock	Common Stock
Pro forma net loss attributable to common stockholders	$(28,397)	$(45,815)
Weighted average shares outstanding - basic and diluted	8,475,135	8,475,135
Pro forma net loss per share attributable to common stockholders - basic and diluted	$(3.35)	$(5.41)
Excluded securities:(2)(3)
Options	846,549	846,549
Warrants	3,299,383	3,299,383
Convertible preferred stock	1	1

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive. The total amount of dilutive warrants includes 0.9 million unexercised of the 1.5 million warrants that were issued in May 2023.

(3)	The Series 9 Preferred Stock is excluded from the anti-dilutive securities as the holders of the Series 9 Preferred Stock shall not participate in any dividends, distributions, or payments to the holders of Common Stock based on the terms of the securities.